Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-184588, 333-223088, 333-225894, 333-232301, 333-263821 and 333-276460); Form S-1 (File Nos. 333-224498, 333-224950 and 333-226150); and Form S-3 (File Nos. 333-213321, 333-230422, 333-238789 and 333-269225) of our report dated April 17, 2023, relating to the consolidated financial statements of Oragenics, Inc. (the “Company”) as of December 31, 2022, and for the year then ended (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 29, 2024